UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notes:

Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

Dear fellow 401(k) Plan Participant:

By now you should have received a notice regarding the Internet availability of the Sempra Energy Notice of 2010 Annual Meeting of Shareholders and Proxy Statement or hard copies of these materials.

As a 401(k) Savings Plan participant with a Sempra stock fund account, you have the right to instruct the Trustee of the Plan, T. Rowe Price, on how to vote the Sempra stock held in your account on important matters that affect our Company.

Over the last two years, the Plan Trustee has received proxy instructions for only about 10% of all shares held in 401(k) accounts.  We want you to know what happens to shares in the Plan when a participant does not instruct the Trustee how to vote the shares held in the participant’s account.

Under the 401(k) Trust Agreement, those shares for which the Trustee does not receive any instruction from a plan participant will automatically be voted in the same manner and proportion as shares for which voting instructions were received from all other 401(k) participants.

So, for example, assume 10% of shares held in all of the Company’s 401(k) plans are voted in favor of a proposal by a seven-to-three margin.  In that case, 70% of the shares for which no instruction was received will be added to the shares that were voted in favor of the proposal and 30% will be added to the shares that were voted against the proposal.

In other words, if you do not take any action to vote the Sempra shares held in your account, you will be deemed to have instructed the Trustee to vote the shares in the same proportion as those shares of 401(k) participants who did instruct the Trustee how to vote.

You can instruct the Trustee as to how to vote the shares in your Plan account.

The notice of Internet availability of your proxy materials and the proxy materials themselves contain all of the information you need to be able to instruct the Plan Trustee how to cast your vote:

•

You can vote on the web

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You can vote by mail, or

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You can call in your vote.

Your instructions to the Trustee are confidential.  So please – take some time to carefully review your proxy materials and cast your vote.  Once again, your vote is important.

Very truly yours,

G. Joyce Rowland

Senior Vice President,

    HR, Diversity & Inclusion